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                                                                    EXHIBIT 3(d)

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATION
                                                       FILED 09:00 AM 06/24/1994
                                                           944116287 - 623413


                             CERTIFICATE OF CORRECTION

                                         OF

                             CERTIFICATE OF AMENDMENT

                                         of

                               NEWMONT GOLD COMPANY



        It is hereby certified that:

        1. The name of the corporation (the "Corporation") is NEWMONT GOLD COMPANY.

        2. The Certificate of Amendment of the Corporation, which was filed with the Secretary of State of Delaware on March 21, 1994, is hereby corrected.

        3.   The inaccuracy to be corrected in said instrument is as follows:

             Page 4 of the document was omitted.

        4.   The portion of the instrument in corrected form is as follows:

             Page 4 is attached hereto.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Correction as of June 22, 1994.


                                          /s/ GRAHAM M. CLARK, JR.
                                          -----------------------------------
                                          Graham M. Clark, Jr.
                                          Senior Vice President and
                                            General Counsel



                                          /s/ TIMOTHY J. SCHMITT
                                          ------------------------------------
                                          Timothy J. Schmitt
                                          Vice President and Secretary



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then outstanding and entitled to receive dividends for such quarterly dividend period or for any past quarterly dividend period, if any, ending within such quarterly dividend period.

        In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend, other than a dividend payable in shares of Common Stock or any other class of stock ranking junior to the Preferred Stock as to the distribution of assets and the payment of dividends (the Common Stock, and any such other class of stock being hereinafter sometimes referred to as "junior stock"), be declared or paid upon, nor shall any distribution be made upon, any junior stock, nor shall any shares of junior stock be purchased or redeemed by the Company other than in exchange for junior stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any junior stock, unless in each instance dividends on all outstanding shares of the Preferred Stock for all past dividend periods shall have been paid and the dividend on all outstanding shares of the Preferred Stock for the then applicable current quarterly dividend period shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

        (b) The Company, at its election expressed by resolution of the Board of Directors, may redeem the shares of any series of the Preferred Stock at such time or times, at such price or prices and on such other terms and conditions (not inconsistent with the provisions of this subparagraph (b)) as are fixed for such series by the Board of Directors as permitted herein plus, in each case, an amount equal to all dividends accrued and unpaid on such series of Preferred Stock to and including the date fixed for redemption (the total sum so payable per share on any such redemption being hereinafter called the "Redemption Price" and the date fixed for redemption being hereinafter called the "Redemption Date"). If as permitted by the terms fixed for such series by the Board of Directors, less than all outstanding shares of any series of Preferred Stock are to be redeemed, the shares of said series to be redeemed shall be chosen by lot or pro rata in such equitable manner as the Board of Directors may determine.

        Notice of every such redemption shall be mailed not less than 30 nor more than 90 days in advance of the Redemption Date to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Company.

        From and after the Redemption Date (unless the Company shall default in paying or providing the funds necessary for the payment of the Redemption





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